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                                                                      Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios
(In millions, except ratios)


                                                    Nine Months Ended                       Years Ended December 31,
                                                      September 30,        --------------------------------------------------------
                                                            2001           2000          1999         1998         1997        1996
                                                            ----           ----          ----         ----         ----        ----

EARNINGS:

 Income from continuing operations
      before income taxes                                 $ (446)        $1,401          $951         $100       $1,356      $1,331
Add: fixed charges                                           131            174           175          153          150         139
                                                        --------       --------      --------     --------     --------    --------
         Income, as adjusted                                (315)         $1,575        $1,126         $253       $1,506      $1,470
                                                        ========       ========      ========     ========     ========    ========

FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense and amortization                             88           $116           $99          $75          $87         $87
Dividends on preferred capital securities                     21             31            36           38           33          13
Rental expense (1)                                            22             27            40           40           30          39
                                                        --------       --------      --------     --------     --------    --------
         Total fixed charges                                 131            174           175          153          150         139

Preferred stock dividend requirements                         10             15            16           13           20          38
                                                        ========       ========      ========     ========     ========    ========

          Total fixed charges and preferred
             stock dividend requirements                    $141            189           191          166          170         177
                                                        ========       ========      ========     ========     ========    ========

Ratio of earnings to fixed charges                            --           9.03          6.43         1.65        10.06       10.59
                                                        ========       ========      ========     ========     ========    ========

Ratio of earnings to combined fixed charges
      and preferred stock dividend requirements               --           8.32          5.88         1.52         8.88        8.31
                                                        ========       ========      ========     ========     ========    ========

(1) Interest portion deemed implicit in total rent expense.